Exhibit 10.27.1

October 25, 2023

Personal & Confidential
[NAME]
[ADDRESS]

Re: NCR Atleos Corporation – Director Compensation for the 2023-2024 Board Year

Dear [NAME]:

For your service on the NCR Board of Directors for the 2023-2024 Board Year, you have been granted certain prorated and non-prorated compensation awards under the NCR Atleos Director Compensation Program as described below.

Prorated Annual Equity Award for the 2023-2024 Board Year. Your prorated Annual Equity Award was granted to you on [__________] (the “Grant Date”) in the form of [_______] NCR Atleos time-based restricted stock units. The number of units comprising this award was determined by dividing your prorated award value of $[________], (representing prorated amount between October 16, 2023 and May 2, 2024 of the $[_________] award value for a full year of Board service) by the volume weighted average price of NCR Atleos common stock on the five (5) consecutive trading days ending on the Grant Date ($[________] per share) and rounding up to the nearest whole share. This award will fully vest on May 2, 2024, provided that you continuously serve as a Director of NCR Atleos until such vesting date and further subject to the terms and conditions in the attached 2023 Director Mid-Year Restricted Stock Unit Grant Statement.

You will receive an email from Fidelity, our stock plan administrator, with information on activating an account with Fidelity, where your award will be reflected along with any subsequent NCR Atleos equity awards.

Special One-Time Equity Award for Mid-Year Appointment. An additional special one-time equity award was granted to you on [__________] (the “Grant Date”) in the form of [________] NCR Atleos time-based restricted stock units. The number of units comprising this award was determined by dividing $[__________] by the volume weighted average price of NCR Atleos common stock on the five (5) consecutive trading days ending on the Grant Date ($[______] per share) and rounding up to the nearest whole share. This award will fully vest on May 2, 2024, provided that you continuously serve as a Director of NCR Atleos until the vesting date and further subject to the terms and conditions in the attached 2023 Director Mid-Year Restricted Stock Unit Grant Statement.

Prorated Quarterly Cash Retainer for the 2023-2024 Board Year. You have been awarded a prorated quarterly cash retainer for the 4th quarter of 2023 in the amount of $[______] (representing the pro-rated amount between October 16, 2023 and December 31, 2023) to be paid on December 31, 2023. You have been awarded a quarterly cash retainer for the 1st and 2nd quarters of 2024 in the amount of $[__________] for each quarter to be paid on March 31, 2024 and April 30, 2024.
Prorated Quarter Cash Retainer for Committees for the 2023-2024 Board Year. You will receive an additional quarterly cash retainer for service as on the [COMMITTEE NAME] committee. You have been awarded a prorated quarterly cash retainer for the 4th quarter of 2023 in the amount of $XXXX (representing the pro-rated amount between October 16, 2023 and December 31, 2023) to be paid on December 31, 2023. You have been awarded a quarterly cash

Exhibit 10.27.1
retainer for the 1st and 2nd quarters of 2024 in the amount of $XXXX for each quarter to be paid on March 31, 2024 and April 30, 2024.

Deferral Elections.
As permitted by IRS deferral rules, the shares underlying the equity awards may be deferred. In addition, your quarter cash retainer may be deferred as equity (in lieu of cash). A deferral form is attached for your review and completion, if needed, and deferrals must be elected no later than November 22, 2023. You may return your deferral elections to [CONTACT EMAIL].

We look forward to working with you in your new role at NCR Atleos. Should you have any questions about your compensation, please give me a call.

Sincerely,

Chair, Compensation and Human Resource Committee

Exhibit 10.27.1
2023 Director Mid-Year Restricted Stock Unit Grant Statement

Name [NAME]	Grant Date October 23, 2023	Number of Time-Based Restricted Stock Units [_____]

You have been awarded the above number of NCR Atleos Corporation (“NCR Atleos”) time-based restricted stock units (the “Stock Units”) under the NCR Atleos Corporation 2023 Stock Incentive Plan (the “Plan”), subject to the terms and conditions of this 2023 Director Mid-Year Restricted Stock Unit Grant Statement (the “Statement”), the Plan and the NCR Atleos Director Compensation Program (the "Program").

1.The Stock Units will fully vest on May 2, 2024, provided that you continuously serve as a Director of NCR Atleos until such date.
2.The Stock Units will become fully vested if, prior to your last vesting date, you die at a time while serving as a Director of NCR.
3.The vesting schedule will accelerate and the Stock Units will become fully vested if (i) a Change in Control (as defined in Section 10(b) of the Plan) occurs, and (ii) you cease to serve as a Director of NCR Atleos within twenty-four (24) months of the effective date of the Change in Control for any reason other than your engaging willfully in illegal conduct or gross misconduct, as determined by the affirmative vote of a majority of the entire membership of the Board of Directors of NCR Atleos. In the event that Stock Units become vested due to your cessation of service as a Director of NCR Atleos pursuant to this Section 3, to the extent required to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), such Stock Units shall be paid upon your "separation from service" within the meaning of Section 409A of the Code; provided, however, that if you are a "specified employee" as determined under NCR Atleos’ policy for determining specified employees on the date of separation from service, such Stock Units shall be paid, to the extent required to comply with Section 409A of the Code, on the first business day after the date that is six months following your "separation from service" within the meaning of Section 409A of the Code.
4.Except as otherwise provided pursuant to (i) a deferral election in effect under Article IV of the Program or (ii) Section 3 of this Statement, when vested, the Stock Units will be paid to you in shares of NCR Atleos common stock, such that one Stock Unit equals one share of NCR Atleos common stock.
5.Any cash dividends declared before the vesting dates on the shares underlying the Stock Units shall not be paid currently, but shall be converted to additional Stock Units, based on the fair market value of NCR Atleos common stock on the date the dividend is declared. Any Stock Units resulting from such conversion will be considered Stock Units for purposes of this Statement and will be subject to all of the terms, conditions and restrictions set forth herein.
6.You may designate one or more beneficiaries to receive all or part of any shares underlying the Stock Units to be distributed in case of your death, and you may change or revoke such designation at any time. In the event of your death, any shares underlying the Stock Units distributable hereunder that are subject to such a

Exhibit 10.27.1
designation will be distributed to such beneficiary or beneficiaries in accordance with this Statement. Any other shares underlying the Stock Units not designated by you will be distributable to your estate. If there shall be any question as to the legal right of any beneficiary to receive a distribution hereunder, the shares underlying the Stock Units in question may be transferred to your estate, in which event NCR Atleos will have no further liability to anyone with respect to such shares.
7.The terms of this award of Stock Units as evidenced by this Statement may be amended by the NCR Atleos Board of Directors or the Compensation and Human Resource Committee of the NCR Atleos Board of Directors, provided that no such amendment shall impair your rights hereunder without your consent.
8.In the event of a conflict between the terms and conditions of this Statement and the terms and conditions of the Plan, the terms and conditions of the Plan shall prevail.

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